Exhibit G


                      Southern Electric Generating Company
                         Proposed Notice of Proceedings

         Southern Electric Generating Company ("SEGCO") is an Alabama corporation and a subsidiary of Alabama Power Company ("Alabama") and Georgia Power Company ("Georgia"), each of which owns 50% of SEGCO's outstanding common stock. Alabama and Georgia are, in turn, wholly-owned subsidiaries of The Southern Company ("Southern"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Georgia has filed an application-declaration under Section 12(b) of the Act and Rules 45 and 54 thereunder.

         SEGCO has obtained an order dated November 5, 2001 from the Alabama Public Service Commission (the "APSC") authorizing SEGCO to issue promissory notes (the "Notes") and commercial paper in an aggregate principal amount not to exceed $80,000,000. Alabama has obtained an order dated November 5, 2001 from the APSC authorizing Alabama to assume obligations as a guarantor in connection with the issuance of promissory notes by SEGCO in an amount not in excess of $50,000,000 (the "Guarantee") whereby Alabama will guarantee the due and punctual payment of SEGCO's payment obligations under the Notes. Such APSC authorizations extend through December 31, 2003. SEGCO's issuance of the Notes and Alabama's execution of the Guarantee are exempt from Section 6(a) of the Act pursuant to Rule 52 promulgated thereunder.

         Georgia proposes, at any time or from time to time not later than March 31, 2006 to deliver a letter or letters (the "Letter") to Alabama substantially in the form of Exhibit B hereto pursuant to which Georgia will agree to reimburse Alabama pro rata (based on Georgia's ownership of outstanding equity securities of SEGCO as of the date payment is due) for payments made by Alabama under the Guarantee. The Letter will provide that the commitment of Georgia thereunder will terminate at any time Georgia ceases to own an interest in SEGCO. The Commission has previously granted Georgia authority to enter into a similar reimbursement arrangement with Alabama in connection with issuances of pollution control bonds for the benefit of SEGCO.1

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.


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1 See, e.g., Southern Electric Generating Co. et al., Holding Company Act
Release No. 35-25256, dated February 12, 1991.